UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 1, 2010
Date of Report (Date of earliest event reported)

Searchlight Minerals Corp.
(Exact name of Registrant as specified in its charter)

Nevada	000-30995	98-0232244
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

#120 – 2441 West Horizon Ridge Pkwy., Henderson, Nevada 89052
(Address of principal executive offices)
(Zip Code)

(702) 939-5247
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02           DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF OFFICERS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Chief Executive Officer and Director

By letter dated as of October 1, 2010, Ian R. McNeil resigned as a director of Searchlight Minerals Corp. (the “Company”).  Mr. McNeil also resigned as the Company’s Chairman of the Board, Chief Executive Officer and President.  There were no disagreements between Mr. McNeil and the Company.

In addition, a vacancy on the Board was created by the recent death on September 29, 2010 of Harry B. Crockett, one of our directors.

Separation and Release Agreement

On October 1, 2010, Mr. McNeil entered into a Separation and Release Agreement with the Company in connection with his resignation from the Board of Directors and as an executive officer of the Company.  A copy of the agreement is being filed as Exhibit 10.3 to this report, and is incorporated by reference into this Item 5.02.  The description of the agreement below is a summary, and does not purport to be complete and is qualified in its entirety by reference to the agreement.

Under the terms of the Separation and Release Agreement, the parties agreed as follows:

•	the Company will pay Mr. McNeil a separation payment of $15,833 per month, less applicable taxes, in semi-monthly payments for a period of 90 days from October 1, 2010;

•	the Company will pay for certain health benefits of Mr. McNeil during the 90 day period;

•	all of the options held by Mr. McNeil will expire at their current expiration dates; and

•
Mr. McNeil gave a general release to the Company, subject to certain exceptions for claims that cannot be waived or released by law and for any claim by Mr. McNeil for indemnification, as provided by applicable provisions of Nevada law.

Appointment of Interim Chief Executive Officer and Chairman of the Board and Related Compensation Agreements

Effective as of October 1, 2010, the Company’s Board of Directors appointed Martin B. Oring, one of the Company’s current directors and former lead independent director, to serve as Chairman of the Board of Directors and interim Chief Executive Officer and President.

On October 1, 2010, the Company entered into an employment agreement and non-qualified stock option agreement with Mr. Oring as the Company’s new Interim Chief Executive Officer and President.  Copies of the agreements are being filed as Exhibits 10.1 and 10.2 to this report, and are incorporated by reference into this Item 5.02.  The description of the agreements below is a summary, and does not purport to be complete and is qualified in its entirety by reference to the agreements.

The employment agreement with Mr. Oring for his services as Chief Executive Officer of the Company is effective as of October 1, 2010.  The agreement is on an at will basis and the Company may terminate his employment, upon written notice, at any time, with or without cause or advance notice.  The Company has agreed to pay Mr. Oring an annual base salary of $150,000.  Mr. Oring will be provided with reimbursement for reasonable business expenses in connection with his duties as Chief Executive Officer.  Mr. Oring has voluntarily agreed not to participate in health or other benefit plans or programs otherwise in effect from time to time for executives or employees of the Company.

In addition, on October 1, 2010, Mr. Oring was granted options to purchase up to 300,000 shares of the Company’s common stock pursuant to a non-qualified stock option agreement, with an exercise price of $0.91 per share (based on the closing price of the Company’s common stock on the date of grant).

Of the 300,000 options, 100,000 options vested on execution of the agreement.  The remaining 200,000 options will vest over the term of the option in connection with the occurrence of certain events, as follows: (i) 100,000 options will vest in connection with an equity financing or series of financings resulting in (or a binding commitment for such a financing which will result in) gross proceeds to the Company of at least $5,000,000, and (ii) 100,000 options will vest in connection with the hiring of a new Chief Executive Officer to replace Mr. Oring or Mr. Oring’s remaining as Chief Executive Officer for at least 30 months.  In addition, all of the remaining 200,000 options will vest in connection with a significant corporate transaction generally resulting in a sale or change of control of the Company.

The options also have certain accelerated vesting and forfeiture provisions in the case of certain events involving his death, disability or termination of his services with the Company.  The options each expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement.

Adjustment of Base Compensation of Directors and Executive Officers

In September 2010, the Company and its executive officers and directors agreed that base cash compensation for such persons will be reduced by 25% from their previous compensation levels, until further agreement between the Company and such persons.

ITEM 7.01	REGULATION FD DISCLOSURE

On October 4, 2010, the Company issued a press release, which is attached hereto as Exhibit 99.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit 10.1	Employment Agreement with Martin B. Oring, dated October 1, 2010.

Exhibit 10.2	Non-Qualified Stock Option Agreement with Martin B. Oring, dated October 1, 2010.

Exhibit 10.3	Separation and Release Agreement with Ian R. McNeil, dated October 1, 2010.

Exhibit 99	Press Release dated October 4, 2010, issued by Searchlight Minerals Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Dated: October 4, 2010	By:	/s/ Martin B. Oring
Martin B. Oring
President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with Martin B. Oring, dated October 1, 2010

10.2	Non-Qualified Stock Option Agreement with Martin B. Oring, dated October 1, 2010

10.3	Separation and Release Agreement with Ian R. McNeil, dated October 1, 2010

99	Press Release dated October 4, 2010, issued by Searchlight Minerals Corp.